NEWS RELEASE

NASDAQ Symbol: "STRS"

Stratus Properties Inc.

Financial and Media Contact:

98 San Jacinto Blvd. Suite 220

William H. Armstrong

Austin, Texas  78701

(512) 478-5788

STRATUS PROPERTIES INC. REPORTS

THIRD-QUARTER AND NINE MONTHS 2003 RESULTS

AND RECENT DEVELOPMENTS

HIGHLIGHTS

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On August 1, 2003, Stratus sold all of its 142 acres of residential real estate within the Lantana development in southwest Austin for $4.6 million.

*

In July 2003, Barton Creek Municipal Utility District No. 4 issued $5.0 million in revenue bonds, of which Stratus received approximately $3.8 million as reimbursement for a portion of Stratus' previous infrastructure work within the Barton Creek community.

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During the third quarter, Stratus sold a 1.5-acre retail tract at its Circle C development for $1.2 million and sold two residential estate lots at the Mirador subdivision within the Barton Creek community for $0.5 million.

SUMMARY FINANCIAL RESULTS	Third Quarter		Nine Months
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Revenues	$7,622	$4,579	$11,817	$9,900
Operating income (loss)	1,855	(88)	662	(176)
Net income (loss)	2,220	(89)	719	653
Discount on purchase of mandatorily redeemable preferred stock	-	-	-	2,367
Net income (loss) applicable to common stock	2,220	(89)	719	3,020

Diluted net income (loss) per share	$0.30	$(0.01)	$0.10	$0.41

Diluted average shares outstanding	7,346	7,116	7,297	7,442

AUSTIN, TX, November 3 , 2003 - Stratus Properties Inc. (NASDAQ:STRS) reported net income of $2.2 million, $0.30 per share, for the third quarter of 2003 compared to a net loss of $0.1 million, $0.01 per share, for the third quarter of 2002.   For the nine months ended September 30, 2003, Stratus reported net income of $0.7 million, $0.10 per share, compared with net income applicable to common stock of $3.0 million, $0.41 per share, for the nine months ended September 30, 2002.  Net income applicable to common stock for the nine months ended September 30, 2002, included a $2.4 million discount on the repurchase of Stratus' $10.0 million of mandatorily redeemable preferred stock in February 2002.  The discount, which was recorded as capital-in-excess of par value in Stratus' balance sheet, is required to be considered in the determination of earnings per share under accounting standards.

Revenues.  Stratus' revenues for the third quarter of 2003 totaled $7.6 million, which included $4.6 million for the sale of its entire 142 acres of residential real estate within the Lantana development in southwest Austin, $1.2 million for the sale of a 1.5-acre retail tract within the Circle C development, $1.0 million of rental income associated with Stratus' three office buildings and $0.5 million for the sale of two residential estate lots at the Mirador subdivision within the Barton Creek community.  During the third quarter of 2003, Stratus had other revenue totaling $0.3 million, which included management fees and sales commissions totaling $0.1 million and the sale to third parties of $0.2 million of development fee credits, which were granted to Stratus by the City of Austin (the City) in August 2002 in accordance with the Circle C Development Agreement.  In July 2003, Barton Creek Municipal Utility District No. 4 issued $5.0 million in bonds, of which Stratus received approximately $3.8 million during the third quarter of 2003 representing a partial reimbursement of its previous infrastructure expenditures within the Barton Creek community.

  Stratus' revenues for the third quarter of 2002 totaled $4.6 million.  These revenues included the sale of 11 acres of commercial real estate in Houston, Texas, for $1.4 million; the sale of a 9-acre tract within the Circle C community to the City for the construction of a fire station for $0.7 million; two residential estate lot sales at the Mirador subdivision and one residential estate lot sale at the Escala Drive subdivision within the Barton Creek community for $1.6 million and management fees and sales commissions totaling $0.1 million.  Stratus also received rental income of $0.8 million associated with its two 7000 West office buildings in the Lantana project in southwest Austin.

Development Activities.    During the third quarter of 2003, Stratus began construction of four condominium units at Calera Court, the initial phase of the "Calera Drive" subdivision within the Barton Creek community. The Calera Court condominium project includes 17 courtyard homes on 19 acres.  The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval.  Construction of the lots, many of which adjoin the Fazio Canyons Golf Course, is expected to begin in 2004.  Development of the last phase of Calera Drive, which will include approximately 70 single-family lots, is not expected to commence until after 2004.  Funding for the construction of condominium units at Calera Court will be provided by a new $2.0 million project loan, which Stratus finalized with Comerica Bank-Texas in October 2003.  The project loan, which matures in November 2005, is secured by the condominium units at Calera Court.

Stratus also has commenced development activities in the Circle C development based on the entitlements set forth in its 2002 Circle C Development Agreement with the City.  The preliminary plan has been filed and approved for Meridian, an 800-lot residential development at Circle C.  Stratus is processing a final plat and construction plan for the first phase of homesites at Meridian.  In addition, several retail site plans at Circle C are currently proceeding through the approval process, and some have already received final City approval.  The 2002 Circle C Development Agreement permits development of approximately one million square feet of commercial space, 900 multi-family units, and 830 single-family residential lots.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located in the Austin, Texas area.

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CAUTIONARY STATEMENT:  This press release contains certain forward-looking statements regarding sales and development and expected reimbursements of infrastructure expenditures.  Important factors that might cause future results to differ from those projections include refinancing agreements, regulatory approvals and environmental regulations as described in more detail in Stratus' 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site at http://www.stratusproperties.com.

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STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2003		2002	2003		2002
	(In Thousands, Except Per Share Amounts)
Revenues:
Real estate	$6,305		$3,626	$7,640		$7,266
Rental income [a]	951		817	2,799		1,731
Other	366		136	1,378		903
Total revenues	7,622		4,579	11,817		9,900
Cost of sales:
Real estate, net	3,860		2,759	5,335		4,932
Rental [a]	626		606	1,775		1,159
Depreciation and amortization [a]	329		244	978		571
Total cost of sales	4,815		3,609	8,088		6,662
General and administrative expenses	952		1,058	3,067		3,414
Total costs and expenses	5,767		4,667	11,155		10,076
Operating income (loss)	1,855		(88)	662		(176)
Interest expense, net	(202)		(167)	(674)		(379)
Interest income	567	[b]	166 [b]	702	[b]	550	[b]
Equity in unconsolidated affiliates’ income	-		-	29		372	[c]
Other income	-		-	-		286	[d]
Net income (loss)	$2,220		$(89)	$719		$653

Reconciliation of net income (loss) to net income (loss) applicable to common stock:
Net income (loss)	$2,220		$(89)	$719		$653
Discount on purchase of mandatorily redeemable preferred stock	-		-	-		2,367	[e]
Net income (loss) applicable to common stock	$2,220		$(89)	$719		$3,020

Net income (loss) per share of common stock:
Basic	$0.31		$(0.01)	$0.10		$0.42
Diluted	$0.30		$(0.01)	$0.10		$0.41

Weighted average shares outstanding:
Basic	7,123		7,116	7,123		7,116
Diluted	7,346		7,116	7,297		7,442

a.

Results include the income and expenses for the two office buildings in which Stratus acquired Olympus Real Estate Corporation’s interest in February 2002, as well as for the 7500 Rialto Drive office building, where construction was substantially completed during the third quarter of 2002 and rent was first received in the first quarter of 2003.

b.

Includes interest on Municipal Utility District reimbursements totaling $0.5 million in the third quarter of 2003, $0.1 million in the third quarter of 2002, $0.6 million during the first nine months of 2003 and $0.2 million during the first nine months of 2002.

c.

Primarily reflects income associated with the Schramm Ranch tract sales at the Lakeway Project.

d.

Represents the gain on the sale of Stratus’ 49.9 percent interest in the Walden Partnership to Olympus in February 2002.

e.

In connection with the transactions that concluded its relationship with Olympus, Stratus purchased its $10.0 million of mandatorily redeemable preferred stock held by Olympus for $7.6 million.  Accounting standards require that this amount be included in net income applicable to common stock.

STRATUS PROPERTIES INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2003	2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents (including restricted cash of $0.2 million at September 30, 2003 and $0.4 million at December 31, 2002)	$2,040	$1,361
Accounts receivable	110	654
Current portion of notes receivable from property sales	503	60
Prepaid expenses	312	146
Total current assets	2,965	2,221
Real estate and facilities, net	112,082	110,761
Rental properties, net	22,308	22,422
Other assets	1,944	1,742
Notes receivable from property sales, net of current portion	174	2,103
Investments in and advances to unconsolidated affiliates	-	191
Total assets	$139,473	$139,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$2,009	$1,663
Accrued interest, property taxes and other	2,992	3,067
Current portion of borrowings outstanding	434	2,316
Total current liabilities	5,435	7,046
Long-term debt	43,322	42,483
Other liabilities	3,294	3,292
Stockholders' equity	87,422	86,619
Total liabilities and stockholders' equity	$139,473	$139,440

STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income	$719	$653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	978	571
Cost of real estate sold	4,494	2,950
Equity in unconsolidated affiliates’ income	(29)	(372)
Gain on sale of Stratus’ interest in Walden Partnership	-	(286)
Amortization of deferred compensation	88	32
(Increase) decrease in working capital:
Accounts receivable and other	383	2
Accounts payable and accrued liabilities	266	(400)
Long-term receivable and other	1,280	3,362
Distribution of unconsolidated affiliates’ income	29	278
Net cash provided by operating activities	8,208	6,790

Cash flow from investing activities:
Real estate and facilities, net of municipal utility district reimbursements	(6,680)	(9,845)
Net cash acquired from Barton Creek and 7000 West Joint Ventures	-	1,067
Proceeds from the sale of Stratus’ interest in the Walden Partnership	-	3,141
Acquisition of Olympus’ interest in the Barton Creek and 7000 West Joint Ventures	-	(3,858)
Distributions from Lakeway Project	191	1,239
Net cash used in investing activities	(6,489)	(8,256)

Cash flow from financing activities:
Borrowings under revolving credit facility, net	1,145	1,453
Borrowings on term loan component of credit facility	-	4,645
Payments on term loan portion of credit facility	(777)	(1,497)
(Payments on) proceeds from 7500 Rialto project loan	(693)	1,966
Payments on 7000 West project loan	(719)	(127)
Repurchase of mandatorily redeemable preferred stock	-	(7,633)
Exercise of stock options and other	4	47
Net cash used in financing activities	(1,040)	(1,146)
Net increase (decrease) in cash and cash equivalents	679	(2,612)
Cash and cash equivalents at beginning of year	1,361	3,705
Cash and cash equivalents at end of period	2,040	1,093
Less cash restricted as to use	(224)	(234)
Unrestricted cash and cash equivalents at end of period	$1,816	$859